November 2017 Third Quarter 2017 Earnings Call Exhibit 99.2

Safe Harbor Statement Statements contained in this presentation that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Forms 10-Q or Form 10-K filed with the Securities and Exchange Commission and available on CrossAmerica’s website at www.crossamericapartners.com. If any of these factors materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during this presentation reflects our current views as of the date of this presentation with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

CrossAmerica Business Overview Jeremy Bergeron, President & CEO

CrossAmerica Partners LP Overview Master limited partnership and leading wholesale fuels distributor, convenience store lessor, and c-store operator Distributes annually over 1 billion gallons of fuel Annual gross rental income of over $80 million Operates 71 retail sites 17.5% equity interest in CST Brands’ wholesale fuels business, approximately 1.8 billion gallons of annual fuel supply Approx. 1,250 locations – 472 owned sites 628 Lessee Dealers 384 Independent Dealers 71 Company Operated Sites 82 Commission Agents 51 Non-fuel Tenant Sites (rent only) Equity market capitalization of $925 million and enterprise value of $1.4 billion Note: All information is as of September 30, 2017

Third Quarter Operating Results OPERATING RESULTS (in thousands, except for per gallon and site count) Three Months ended Sept 30, 2017 2016 % Change Total Motor Fuel Distribution Sites (period avg.) 1,167 1,115 5% Total Volume of Gallons Distributed 266,189 267,121 0% Wholesale Fuel Margin per Gallon $0.057 $0.053 8% Rental & Other Gross Profit (Net) (Wholesale) $16,074 $14,263 13% Company Operated Fuel Sites (period avg.) 71 76 (7%) Company Op Fuel Margin Per Gallon $0.093 $0.082 13% G&A Expenses (excluding acquisition costs)* $3,424 $4,960 (31%) * Excludes one-time, acquisition-related costs associated with G&A expenses ($2.570 million in 3Q17 and $1.182 million in 3Q16). The Partnership reported G&A expense of $5.994 million in 3Q17 and $6.142 million in 3Q16.

Third Quarter 2017 Earnings Call November 2017

Third Quarter 2017 Highlights

- Adjusted EBITDA[1]
  - Increased Adjusted EBITDA 7% from Third Quarter 2016 to Third Quarter 2017
- Strengthening the Balance Sheet
  - Leverage, as defined under our credit facility, was 4.03X as of September 30, 2017
    - Paid down revolving credit facility with proceeds of $23 million from the sale of 30 sites related to portfolio optimization and FTC required divestitures related to the CST-ACT merger
  - Great position to continue growth with pending Jet-Pep acquisition
- Sustained Distribution Growth
  - 14 consecutive quarters of distribution growth
- Continuing integration efforts with Circle K
  - Organizational Alignment: Reducing G&A and recognizing synergy targets as we bring together Circle K wholesale team with CrossAmerica
  - Simplify Structure: Completing analysis for "unwind" transaction to address cash flow entanglements within the business
  - Execute Growth Strategy: Moving toward close on Jet-Pep and developing longer term strategic plans for growth

(1) See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or "DCF") to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

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CrossAmerica Financial Overview Evan Smith, Chief Financial Officer

Third Quarter Results Summary(1) (in millions, except for per unit amounts) KEY METRICS Three Months ended Sept 30, 2017 2016 % Change Gross Profit $41.6 $39.1 6% Adjusted EBITDA $29.0 $27.1 7% Distributable Cash Flow $21.5 $21.3 1% Weighted Avg. Diluted Units 33.9 33.4 2% Distribution Paid per LP Unit $0.6225 $0.6025 3% Distribution Attributable to Each Respective Period per LP Unit $0.6275 $0.6075 3% Distribution Coverage (Paid Basis) 1.02x 1.06x (4%) See the reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow (or “DCF”) to net income and the definitions of EBITDA, Adjusted EBITDA and DCF in the appendix of this presentation.

Executing with Measured Growth Declared distribution attributable to third quarter of $0.6275 per unit 0.5 cent per unit increase over distributions attributable to second quarter 2017 14 consecutive quarters of distribution growth Ended 3Q17 with leverage ratio of 4.03x, as defined under our credit facility Continue to demonstrate financial flexibility to execute growth strategy in any market cycle Acquisition of our GP by a U.S. subsidiary of Alimentation Couche-Tard is presenting even more opportunity for growth

Appendix Third Quarter 2017 Earnings Call

Non-GAAP Financial Measures Non-GAAP Financial Measures We use non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to us before deducting interest expense, income taxes and depreciation, amortization and accretion. Adjusted EBITDA represents EBITDA as further adjusted to exclude equity funded expenses related to incentive compensation and the Amended Omnibus Agreement, gains or losses on sales of assets, certain discrete acquisition related costs, such as legal and other professional fees and severance expenses associated with recently acquired companies, and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess our financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of our business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of our retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to our unit-holders. We believe the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

CROSSAMERICA PARTNERS LP

Third Quarter 2017 Earnings Call November 2017

Non-GAAP Reconciliation

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2017	2016	2017	2016
Net income available to limited partners	$ 3,218	$ 2,112	$ (1,126)	$ 5,926
Interest expense	7,102	5,634	20,599	16,403
Income tax expense (benefit)	966	1,308	(1,686)	851
Depreciation, amortization and accretion	14,049	13,432	42,675	40,594
EBITDA	25,335	22,486	60,462	63,774
Equity funded expenses related to incentive compensation and the Amended Omnibus Agreement (a)	3,479	3,572	11,789	10,197
Gain on sales of assets, net	(2,371)	(631)	(2,013)	(525)
Acquisition-related costs (b)	2,570	1,659	10,279	2,882
Inventory fair value adjustments	—	—	—	91
Adjusted EBITDA	29,013	27,086	80,517	76,419
Cash interest expense	(6,674)	(5,306)	(19,319)	(15,355)
Sustaining capital expenditures (c)	(565)	(209)	(1,287)	(538)
Current income tax expense	(267)	(317)	(387)	(782)
Distributable Cash Flow	$ 21,507	$ 21,254	$ 59,524	$ 59,744
Weighted average diluted common and subordinated units	33,938	33,391	33,792	33,305
Distributions paid per limited partner unit (d)	$ 0.6225	$ 0.6025	$ 1.8525	$ 1.7925
Distribution Coverage Ratio (e)	**1.02x**	**1.06x**	**0.95x**	**1.00x**

(a) As approved by the independent conflicts committee of the Board, the Partnership and CST mutually agreed to settle certain amounts due under the terms of the Amended Omnibus Agreement in limited partnership units of the Partnership.

(b) Relates to certain discrete acquisition related costs, such as legal and other professional fees, severance expenses and purchase accounting adjustments associated with recently acquired businesses. Acquisition-related costs for the three and nine months ended September 30, 2017 include severance and benefit expense and retention bonuses paid to certain EICP participants associated with the Merger. Acquisition-related costs for the three and nine months ended September 30, 2017 also includes a $1.7 million charge related to a court ruling in favor of a former executive's claim to benefits under the EICP in connection with CST's acquisition of CrossAmerica's General Partner.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain our long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain our sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d) On October 24, 2017, the Board approved a quarterly distribution of $0.6275 per unit attributable to the third quarter of 2017. The distribution is payable on November 13, 2017 to all unitholders of record on November 6, 2017.

(e) The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common and subordinated units and then dividing that result by the distributions paid per limited partner unit.

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